Exhibit 8.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

December 12, 2017

Bank of Montreal

1 First Canadian Place

18th Floor

Toronto, ON M5X 1A1

Dear Sirs/Mesdames:

Bank of Montreal – US$1,250,000,000 3.803% Subordinated Notes due 2032 (Non-Viability Contingent Capital (NVCC))

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$1,250,000,000 aggregate principal amount of the Bank’s 3.803% Subordinated Notes due 2032 (Non-Viability Contingent Capital (NVCC)) (the “Notes”).

We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Federal Income Tax Considerations” in the prospectus supplement relating to the Notes, dated December 7, 2017 (the “Prospectus Supplement”), are our opinion and are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K and to the reference to us under the heading “Canadian Federal Income Tax Considerations” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP

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